Exhibit 10.1
                    EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT (the "Agreement") made as of the 1st day of August, 2002 by and between SYMBOL TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and Richard Bravman (the "Executive").
                    W I T N E S S E T H:
          WHEREAS, the Corporation desires to employ the Executive and the Executive desires to be employed by the Corporation in the manner and on the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the premises and of the mutual and dependent agreements and covenants set forth herein, the parties hereto agree as follows:
          1.  EMPLOYMENT

The Corporation hereby agrees to employ the Executive as its Vice Chairman and Chief Executive Officer, and the Executive hereby agrees to accept such employment and render services to the Corporation and its subsidiaries, divisions and affiliates for the period and on the terms and conditions set forth in this Agreement.


          2.  TERM

          The Executive's employment under this Agreement shall be for a term of five (5) years commencing as of August 1, 2002 and ending July 31, 2007; provided, however, that the term of the Executive's actual employment hereunder shall at all times be subject to earlier termination in accordance with the provisions of section 12 hereof.
          3.  DUTIES

          (a) So long as the Executive's employment under this Agreement shall continue, the Executive shall, subject to periods of illness, vacation and other excused absences, devote his entire business time, attention, and energies to the affairs of the Corporation and its subsidiaries, divisions and affiliates, use his best efforts to promote its and their best interests and perform such executive duties as may be assigned to him by the Board of Directors of the Corporation; provided, however, that such executive duties shall be consistent with the position of Vice-Chairman and Chief Executive Officer of the Corporation as such position exists as of the date hereof.
          (b) So long as the Executive's employment under this Agreement shall continue, the Executive shall, if elected or appointed, serve as an executive officer and/or director of the Corporation and of any subsidiary, division or affiliate of the Corporation and shall hold, without any compensation other than that provided for in this Agreement, the offices in the Corporation and in any such subsidiary, division or affiliate to which he may, at any time or from time to time, be elected or appointed.
          (c) The Executive shall be eligible to take, in addition to holidays recognized by the Corporation, four (4) weeks per annum of vacation.
          4.  COMPENSATION

          (a) The Corporation hereby agrees to pay to the Executive, and the Executive hereby agrees to accept compensation for services rendered under this Agreement, a base salary at the rate of seven hundred and fifty thousand dollars ($750,000) per annum payable at such intervals as the Corporation customarily pays the salaries of its executive officers. Effective July 1, 2003 and July 1, 2005, the Executive and the Corporation shall negotiate, in good faith, with respect to increasing said base salary for additional two year periods in an amount mutually satisfactory to the Corporation and the Executive.
          (b) In addition to the base salary provided for in subsection 4(a) above, the Executive shall participate in the Corporation's Executive Bonus Plan as may be amended from time to time and thereby be entitled to receive an annual bonus for each fiscal year during the term of this Agreement in the amounts determined pursuant to such plan. The target amount of the Executive's bonus under said plan shall be 100% of his base salary actually earned in each fiscal year, provided that the Executive shall have the possibility, if target goals are exceeded to an extent specified in the annual bonus plan, of earning an annual bonus equal to 200% of his base salary. Payment of any bonuses to which Executive may be entitled, as provided herein, shall be paid to the Executive no later than ninety (90) days after the completion of each respective fiscal year.
          (c) During the term of this Agreement, the Executive shall participate in the Corporation's Executive Retirement Plan as in effect on the date of this Agreement and as it may hereafter be amended to improve benefits thereunder. The Executive acknowledges that he has previously been provided with a copy of said plan.
          (d) In addition to the foregoing, it is hereby agreed that the Corporation shall, at its sole expense, provide and the Executive shall be entitled to receive, during his employment hereunder, the employee fringe benefits provided by the Corporation, from time to time, to its executive officers, including, but not limited to, benefits relating to life, medical and disability insurance, and participation in the Corporation's Section 401(k) Plan; provided, however, that as used in this Agreement, the term "employee fringe benefits" shall not include any salary or other bonus plan, except as set forth in this Agreement.
          (e) Pursuant to a certain agreement, dated as of June 20, 1999, entered into between the Corporation and the Richard Bravman Irrevocable Trust UAD 11/01/98, it is an obligation of this Trust to reimburse the Corporation for all insurance premiums it paid in connection with any policies owned by the Trust. However, if the Corporation's interest in any policy is purchased through a promissory note issued by the Trust, then the Executive personally guarantees full payment of such debt.
          5.  AUTOMOBILE

          During the period of the Executive's employment under this Agreement, the Corporation shall make available to the Executive the business and personal use of an automobile, with a lease allotment of up to $1,000 per month as well as pay the Executive's gasoline, maintenance and insurance expenses associated with such automobile.
             6.  EXPENSES; OPTIONS

          (a) The Corporation shall pay or reimburse the Executive for all reasonable travel and other expenses incurred or paid by him in connection with the performance of his duties under this Agreement, upon presentation to the Corporation of expense statements or vouchers and such other supporting documentation as it may, from time to time, reasonably require; provided however that the maximum amount available for such expenses may, at any time or from time to time, be fixed in advance by the Board of Directors of the Corporation.
          (b) All outstanding options to purchase shares of Common Stock of the Corporation now held by the Executive or hereafter awarded to the Executive during the term of this Agreement shall vest regardless of any conditions precedent to the vesting of such options (such as passage of time) if and when there is a "change in control of the Corporation" as hereafter defined. As used in this Agreement, a "change in control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"); provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any "person" who on the date hereof is a director or officer of the Corporation, is or becomes the "beneficial owner", (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities and the Corporation's Board of Directors, after having been advised that such ownership level has been reached, does not, within fifteen (15) business days, adopt a resolution approving the acquisition of that level of securities ownership by such person; or (ii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.
          (c) In addition to any rights to indemnification and advancement of expenses that the Executive may have under the Corporation's By-laws, the Executive shall be entitled at all times to the benefit of the maximum indemnification and advancement of expenses permissible from time to time under the laws of the State of Delaware.
          (d) The Corporation and/or any of its subsidiaries, divisions or affiliates may, from time to time, apply for and obtain, for its or their benefit and at its or their sole expense, key man life, health, accident, disability, or other insurance upon the Executive, in any amounts that it or they may deem necessary or desirable to protect its or their respective interests, and the Executive agrees to cooperate with and assist the Corporation or such subsidiary, division or affiliate in obtaining any and all such insurance by submitting to all reasonable medical examinations, if any, and by filling out, executing, and delivering any and all such applications and other instruments as may reasonably be necessary.
          7.  INVENTIONS

          (a) The Executive agrees to and hereby does assign to the Corporation or any subsidiary, affiliate or division of the Corporation designated by the Corporation, all his right, title and interest throughout the world in and to all ideas, methods, developments, products, inventions, processes, improvements, modifications, techniques, designs and/or concepts relating directly or indirectly to the Business of the Corporation (as defined in subsection 10(e) below), whether patentable or unpatentable, which the Executive may conceive and/or develop during his employment by the Corporation (whether pursuant to this Agreement or otherwise) and during the twenty-four (24) month period following the termination of his employment, whether or not conceived and/or developed at the request of the Corporation or any subsidiary, affiliate or division (the "Inventions"); provided, however, that if the Corporation or such subsidiary, affiliate or division determines that it will not use any such Invention or that it will license or transfer any such Invention to an unaffiliated third party, then it will negotiate in good faith with the Executive, if the Executive so requests, with respect to a transfer or license of such Invention to the Executive.
          (b) The Executive further agrees to promptly communicate and disclose to the Corporation any and all such Inventions as well as, upon the Corporation's request, any other knowledge or information which he may possess or obtain relating to any such Inventions.
          (c) In furtherance of the foregoing, the Executive agrees that at the request of the Corporation, and at its expense, he will make or cooperate in the making of applications for letters patent of the United States or elsewhere and will execute such other agreements, documents or instruments which the Corporation may reasonably consider necessary to transfer to and vest in the Corporation or any subsidiary, affiliate or division, all right, title and interest in such Inventions, and all applications for any letters patent issued in respect of any of the foregoing.
          (d) The Executive shall assist, upon request, in locating writings and other physical evidence of the making of the Inventions and provide unrecorded information relating to them and give testimony in any proceeding in which any of the Inventions or any application or patent directed thereto may be involved, provided that reasonable compensation shall be paid the Executive for such services and the Executive shall be reimbursed for any expenses incurred by him in connection therewith, except that during such period of time as the Executive is employed by the Corporation, the Corporation shall not be obligated to compensate the Executive beyond that provided under the terms of this Agreement. The Corporation shall give the Executive reasonable notice should it require such services, and, to the extent reasonably feasible, the Corporation shall use its best efforts to request such assistance at times and places as will least interfere with any other employment of the Executive.
          (e) At the expense of the Corporation, the Executive shall assign to the Corporation all his interest in copyrightable material which he produces, composes, or writes, individually or in collaboration with others, which arises out of work performed by him on behalf of the Corporation, and shall sign all papers and do all other acts necessary to assist the Corporation to obtain copyrights on such material in any and all jurisdictions.
          8.  CONFIDENTIAL INFORMATION
          The Executive hereby acknowledges that, in the course of his employment by the Corporation he will have access to secret and confidential information, which relates to or affects all aspects of the business and affairs of the Corporation and its subsidiaries, affiliates and divisions, and which are not available to the general public ("Confidential Information"). Without limiting the generality of the foregoing, Confidential Information shall include information relating to inventions (including, without limitations, Inventions), developments, specifications, technical and engineering data, information concerning the filing or pendency of patent applications, business ideas, trade secrets, products under development, production methods and processes, sources of supply, marketing plans, and the names of customers or prospective customers or of persons who have or shall have traded or dealt with the Corporation. Accordingly, the Executive agrees that he will not, at any time, during or after this Agreement terminates, without the express written consent of the Corporation, directly or indirectly, disclose or furnish, or negligently permit to be disclosed or furnished, any Confidential Information to any person, firm, corporation or other entity except in performance of his duties hereunder.
          9.  CONFIDENTIAL MATERIALS
          The Executive hereby acknowledges and agrees that any and all models, prototypes, notes, memoranda, notebooks, drawings, records, plans, documents or other material in physical form which contain or embody Confidential Information and/or information relating to Inventions and/or information relating to the business and affairs of the Corporation, its subsidiaries, affiliates and divisions and/or the substance thereof, whether created or prepared by the Executive or by others ("Confidential Materials"), which are in the Executive's possession or under his control, are the sole property of the Corporation. Accordingly, the Executive hereby agrees that, upon the termination of his employment with the Corporation, whether pursuant to this Agreement or otherwise, or at the Corporation's earlier request, the Executive shall return to the Corporation all Confidential Materials and all copies thereof in his possession or under his control and shall not retain any copies of Confidential Materials.
          10.  NON-COMPETITION
          (a) The Executive agrees that he shall not, so long as he shall be employed by the Corporation in any capacity (whether pursuant to this Agreement or otherwise), without the express written consent of the Corporation, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control or be employed by or connected in any manner with any business, firm or corporation which is engaged in any business activity competitive with the Business of the Corporation or any subsidiary, affiliate or division of the Corporation (as defined in Section 10(e) below).
          (b) The Executive agrees that for a period of twenty four (24) months commencing on the effective date of the termination of his employment, whether such termination is pursuant to the terms of this Agreement or otherwise, he shall not, without the express written consent of the Corporation, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control, or be employed by any business, firm or corporation which is engaged in any business activity competitive with the Business of the Corporation or any subsidiary, affiliate, or division of the Corporation (as defined in Section 10(e) below).
          (c) During the term of this Agreement and for twenty four (24) months commencing on the effective date of the termination of his employment, whether such termination is pursuant to the term of this Agreement or otherwise, the Executive shall not, directly or indirectly, solicit, divert or take away in whole or in part any customers or prospective customers of the Corporation who were solicited or serviced directly or indirectly by Executive or by anyone directly or indirectly under Executive's supervision or with whom Executive had any business relationship within the two (2) year period prior to the termination of Executive's employment. The Executive also agrees that during such period, he will not directly or indirectly attempt to recruit or solicit or aid in the recruitment or solicitation of any person who at the time of such recruitment or solicitation (or within the six month period prior thereto) is or was an employee, independent contractor or consultant of the Corporation to terminate his or her employment or relationship with the Corporation for the purpose of working for the Executive, any competitor of the Corporation or any other entity; nor shall Executive employ any such employee, independent contractor or consultant.
          (d) Anything to the contrary herein notwithstanding, the provisions of this section shall not be deemed violated by the purchase and/or ownership by the Executive of shares of any class of equity securities (or options, warrants or rights to acquire such securities, or any securities convertible into such securities) representing (together with any securities which would be acquired upon the exercise of any such options, warrants or rights or upon the conversion of any other security convertible into such securities) the lesser of (i) 1% or less of the outstanding shares of any such class of equity securities of any issuer whose securities are listed on a national securities exchange or traded on NASDAQ, the National Quotation Bureau Incorporated or any similar organization or (ii) securities having a market value of less than $100,000 at the time of purchase; provided, however, that the Executive shall not be otherwise connected with or active in the business of the issuers described in this subsection 10(d).
          (e) "Business of the Corporation" shall mean any business in which the Corporation and its subsidiaries, affiliates and divisions are actively engaged, or are actively or demonstrably planning to engage in, during the period of the Executive's employment (whether pursuant to this Agreement or otherwise) and at the time of termination thereof.
          11.  REMEDY FOR BREACH
          The Executive hereby acknowledges that in the event of any breach or threatened breach by him of any of the provisions of sections 7, 8, 9 or 10 of this Agreement, the Corporation would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, the Executive hereby agrees that, in such event, the Corporation shall be entitled, without necessity of proving damages, and notwithstanding any election by the Corporation to claim damages, to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any of such provisions, all without prejudice to any and all other remedies which the Corporation may have at law or in equity.
          12.  TERMINATION
          (a) This Agreement and the employment of the Executive by the Corporation shall terminate upon the earliest of the dates specified below:
               (i)  the close of business on the date as of
which the term of the Executive's employment hereunder has terminated as provided in Section 2 hereof; provided, however, that such term is not extended by any other agreement between the Executive and the Corporation; or
               (ii) the close of business on the date of the death of the Executive; or

               (iii) the close of business on the effective date of the voluntary termination by the Executive of his employment with the Corporation; or
               (iv)  the close of business on the fourteenth
(14th) day following the date on which the Corporation provides the Executive with written notice of its intention to terminate the Employment of the Executive for "cause" (as defined in subsection 12(b)(1) below), which notice shall set forth the basis for such termination; provided, however, within the first
(7) days of this period a representative of the Board of Directors of the Corporation shall meet with the Executive and discuss in detail the reasons for the Executive's termination and permit the Executive (if the representative deems it possible) to cure the refusal to perform, gross negligence or willful misconduct asserted as the occurrence of such cause or, at the Executive's request, permit him to resign without the Corporation's making any public disclosure of the basis of the Corporation's action (provided, however, that for purposes of this Agreement any such resignation shall still be deemed to be a termination for "cause" (as provided herein)), provided further the Corporation shall not purport to terminate the Executive's employment for "cause" unless there exists clear and convincing evidence of the existence of such "cause" pursuant to the criteria set forth in subsection 12(b)(1) below;
               (v) the close of business on the last day of the month in which the Board of Directors of the Corporation elects to terminate the Executive's employment following and as a result of the inability of the Executive, by reason of physical or mental disability, for six (6) months within any twelve (12) month period during the term of this Agreement, to render services of the character contemplated by this Agreement.
          (b) (1) For purposes of this Agreement, the term "cause" shall mean a determination made in good faith by vote of a majority of the members of the Board of Directors of the Corporation then holding office (other than the Executive if he shall then be a director) that one of the following conditions exists or one of the following events has occurred;
                 (i) indictment of the Executive for a criminal offense; or
                 (ii) the intentional refusal by the Executive to perform such service as may legally and reasonably be delegated or assigned to him, consistent with his position, by the Chief Executive Office of the Corporation; or
                 (iii) willful misconduct or gross negligence on his part in connection with the performance of such duties.
               (c) (1) In the event of the termination of the Executive's employment prior to August 1, 2004, for any reason other than due to (i) his death or disability as provided in subsection 12(a)(ii) or (v); (ii) his voluntary termination of his employment with the Corporation pursuant to subsection 12(a)(iii); or his termination for cause as provided in subsection 12(a)(iv), the Executive shall be paid an amount equal to his annual base salary and the bonus actually earned by him during the last completed fiscal year immediately preceding any such termination. Said amount shall be paid within ninety
(90) days after such termination. In addition, Executive shall be paid, one (1) year after such termination, an amount equal to his annual base salary immediately preceding any such termination, and his target bonus.
                     (2)  Except as otherwise provided in
subsection 12(c)(1) above, in the event of the termination of the Executive's employment for any reason other than due to (i) his death or disability as provided in subsection 12(a)(ii) or 12 (a)(v); (ii) his voluntary termination of his employment from the Corporation pursuant to subsection 12(a)(iii); or (iii) his termination for cause as provided in subsection 12(a)(iv), the Executive shall be paid at the time of such termination an amount equal to the annual base salary and the bonus actually earned by him during the last completed fiscal year immediately preceding any such termination, or the payments and benefits to which Executive would otherwise be entitled under the terms of the Corporation's Severance Pay Plan then in effect, whichever is greater.
                    (3)  In the event Executive is eligible for
payment of his annual base salary and target or actual bonus, whichever is applicable, pursuant to subsection 12(c)(1) or (2) above, the Corporation shall, to the extent that the Executive's continued participation is possible under the normal terms and provisions of such plans and programs, continue to provide the Executive, at the Corporation's sole expense, for one year after the termination of his employment, with all of the employee fringe benefits he was entitled to receive immediately prior to the termination of his employment including but not limited to life, health, and disability insurance and the use of the automobile referred to in Section 5 (but the Executive shall not be credited with an additional year of service in the Executive Retirement Plan). In the event of any termination without cause by the Corporation pursuant to section 12(c)(1) or (2), the Corporation shall give the Executive at least 14 days' notice of such proposed termination prior to the date his employment termination shall be effective. The Executive shall not be required to mitigate the amount of any payments provided for in this subsection 12(c) by seeking other employment, nor shall amounts payable under this subsection 12(c) be reduced as a result of his obtaining other employment or otherwise being compensated by any other employer following termination of his employment with the Corporation.
          (d) All the payments as set forth in subsection 12(c)(1) or (2) are contingent upon the Executive's signing at the time of employment termination the Corporation's standard waiver and release agreement.
          13.  NO CONFLICTING AGREEMENTS
          In order to induce the Corporation to enter into this Agreement and to employ the Executive on the terms and conditions set forth herein, the Executive hereby represents and warrants that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement, to be employed by and serve as an executive of the Corporation. The parties acknowledge and agree that the Executive shall not use or disclose, or be permitted to use or disclose, any confidential or proprietary information belonging to any prior employer in connection with his performance of services to the Corporation under this Agreement.
          14.  MISCELLANEOUS
          (a) This Agreement shall become effective as of the date hereof and, from and after that time, shall extend to and be binding upon the Executive, his personal representative or representatives and testate or intestate distributees, and upon the Corporation, its successors and assigns; and the term "Corporation," as used herein, shall include successors and assigns.
          (b) Nothing contained in this Agreement shall be deemed to involve the creation by the Corporation of a trust for the benefit of, or the establishment by the Corporation of any other form of fiduciary relationship with the Executive, his beneficiaries or any of their respective legal representatives or distributees. To the extent that any person shall acquire the right to receive any payments from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
          (c) Any notice required or permitted by this Agreement shall be given by registered or certified mail, return receipt requested, addressed to the Corporation at its then principal office or to the Executive at his residence address, or to either party at such other address or addresses as it or he may from time to time specify for the purpose in a notice similarly given to the other party.
          (d) This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Any dispute or controversy arising under or in connection with this Agreement, including, any claims for employment discrimination under any federal, state, or local civil rights law, shall be settled exclusively by binding arbitration in Suffolk County of the state of New York and shall proceed under the rules then prevailing of the Judicial Arbitration and Mediation Service ("JAMS"). The dispute shall be referred to a single arbitrator to be mutually agreed to by the parties. If an arbitrator cannot be agreed upon within sixty (60) days of a demand for arbitration by either party, the dispute shall be referred to a single arbitrator appointed by JAMS. Any award determined by an arbitrator must be in accordance with the terms of this Agreement and shall be final and binding upon the parties. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction. The Corporation and the Executive waive any right of appeal with respect to any judgment entered on an arbitrator's award in any court having jurisdiction. In the event that it is necessary for any party hereto to incur legal expenses in defending its or his rights hereunder, including but not limited to rights to reimbursement of legal fees and expenses under this sentence, the losing party shall reimburse the winning party for all reasonable legal fees and expenses incurred by him or it as a result thereof.
          (e)  Except as stated otherwise herein, this
instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties not herein set forth. No modification of this Agreement shall be valid unless in writing and signed by the Corporation and the Executive. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver or any subsequent breach of the same or any other term or condition.
          (f) If any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other such provisions shall remain in full force and effect to the full extent consistent with the law.
          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.
                              SYMBOL TECHNOLOGIES, INC.

                              By:  /s/Leonard H. Goldner

ATTEST:

/s/Walter Siegel

/s/Richard Bravman
      EXECUTIVE